Exhibit 10.3

CHESAPEAKE UTILITIES CORPORATION

CASH BONUS INCENTIVE PLAN

Effective January 1, 2005

SECTION 1.   INTRODUCTION

1.01	Purposes of the Plan.

The purposes of the Chesapeake Utilities Corporation Cash Bonus Incentive Plan (the “Plan”) are (a) to further the long-term growth and earnings of Chesapeake Utilities Corporation (the “Company”) by providing incentives and rewards to those executive officers and other key employees of the Company and its subsidiaries who are in positions in which they can contribute significantly to the achievement of that growth; (b) to encourage those employees to remain as employees of the Company and its subsidiaries; and (c) to assist the Company and its subsidiaries in recruiting able management personnel. To accomplish these objectives, the Plan authorizes the grant of Awards, as further described herein.

1.02	Term of the Plan.

The Plan shall be effective as of January 1, 2005. Unless the Plan is terminated earlier in accordance with Section 8, the Plan shall remain in full force and effect until the close of business on December 31, 2014, at which time the Plan shall terminate and no further Awards shall be granted under the Plan. Any Award granted before the termination of the Plan shall continue to be governed thereafter by the terms of the Plan and its terms as in effect on December 31, 2014.

SECTION 2.   DEFINITIONS

2.01	Definitions.

Except where otherwise indicated, the following terms shall have the definitions set forth below for purposes of the Plan:

(a)	“Award” means a Contingent Cash Bonus Award granted under Section 5 or a Cash Bonus Award granted under Section 6.

(b)	“Beneficiary” means the person or persons entitled, in accordance with Section 9.02, to receive any benefit payable because of the Participant’s death.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cash Bonus Award” means the dollar amount granted by the Committee and payable to a Participant in accordance with Section 6.01.

(e)	“Change in Control” means the first of the following events occurs:

(1)
Any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a “group”), acquires ownership of stock of the Company (or a majority-controlled subsidiary of the Company) that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if such person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the corporation before this transfer of the Company’s stock, the acquisition of additional stock by the same person or person shall not be considered to cause a Change in Control of the Company; or

(2)
Any one person or group (as described in subsection (e)(1), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or a majority-owned subsidiary of the Company) possessing 35 percent or more of the total voting power of the stock of the Company where such person or group is not merely acquiring additional control of the Company; or

(3)
A majority of members of the Company’s Board (other than the Board of a majority-controlled subsidiary of the Company) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(4)
Any one person or group (as described in subsection (e)(1), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company (or a majority-controlled subsidiary of the Company) that have a total gross fair market value equal to or more than 40 percent of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control if the assets are transferred to:

(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(C)
A person, or more than one person acting as a group (as described in subsection (e)(1), above), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least 50 percent of the total value or voting power of which is owned directly or indirectly, by a person described in subsection (e)(1), above.

However, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of (i) any event involving a transaction in which the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of the Company; (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (iii) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall be deemed not to constitute a Change in Control.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)
“Committee” means a committee of three or more persons appointed by the Board of Directors to administer the Plan, each member of whom shall be (1) an “independent director” as defined by the rules of the New York Stock Exchange, (2) a “non-employee director” within the meaning of Rule 16b-3 and (3) an “outside director” within the meaning of section 162(m) of the Code and the regulations thereunder.

(h)	“Company” means Chesapeake Utilities Corporation or a Related Company.

(i)	“Contingent Cash Bonus Award” means a potential cash award that may be designated for a Participant in accordance with Section 5.01.

(j)
“Disability” means a medically determinable physical or mental impairment that can be expected to result in death or last for at least 12 months; and the impairment either (1) prevents the Participant from engaging in any substantial gainful activity, or (2) entitles the Participant to receive income replacement benefits for at least 3 months under an accident or health plan sponsored by the Company.

(k)	“Participant” means any person who has received an Award.

(l)	“Performance Goal” means a criterion established by the Committee with respect to a Plan Year in accordance with Section 5.02.

(m)	“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

(n)	“Plan” means the Chesapeake Utilities Corporation Cash Bonus Incentive Plan, as set forth herein and as amended from time to time.

(o)	“Plan Year” means the calendar year.

(p)	“Related Company” means a corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect ownership or other proprietary interest of at least fifty percent.

(q)	“Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

SECTION 3.   ADMINISTRATION

3.01	The Committee.

The Plan shall be administered by the Committee. The Committee shall periodically determine, in its sole discretion, the individuals who shall participate in the Plan and the amounts and other terms and conditions of Awards to be granted to such individuals under the Plan. The Committee shall administer the Plan in accordance with applicable legal requirements. All questions of interpreta-tion and administration with respect to the Plan shall be determined by the Committee in its sole and absolute discretion. All determinations by the Committee shall be final and conclusive upon all parties. The Committee shall act by vote or written consent of a majority of its members and its actions shall be recorded in the minutes of the Committee.

3.02	Additional Powers of the Committee.

In addition to any implied powers and duties that are needed to carry out the provisions of the Plan, the Committee shall have the following specific powers and duties:

(a)	to make and enforce any rules and regulations it shall deem necessary or proper for the efficient administration of the Plan;

(b)	to designate one or more officers of the Company to execute on behalf of the Company all agreements and other documents approved by the Committee under the Plan;

(c)	to appoint other persons to carry out any ministerial responsibilities under the Plan as it may determine consistent with applicable law; and

(d)	to employ one or more persons to render advice with respect to any of its responsibilities under the Plan.

SECTION 4.   PARTICIPATION

4.01	Participation.

The Committee may select to receive Awards under the Plan any key employees of the Company (including officers or employees who are members of the Board, but excluding directors who are not officers or employees) who the Committee determines are in positions from which they can contribute significantly to the achievement to the long-term growth, development, and financial success of the Company or its subsidiaries. An individual who is not an employee of the Company shall not be eligible to participate in the Plan. Because all Awards are granted in the discretion of the Committee, no officer or employee of the Company shall have any right to receive an Award under the Plan.

SECTION 5.   CONTINGENT CASH BONUS AWARDS

5.01	Grant of Contingent Cash Bonus Awards.

The Committee may, from time to time, grant to persons eligible to participate in the Plan, as the Committee shall determine in its sole discretion, a Cash Bonus Award the vesting of which is contingent on the achievement of established Performance Goals or the occurrence of another specified event as determined by the Committee in accordance with the terms of the Plan. In determining whether to grant an Award and the nature and amount of the Award, the Committee shall consider, among other factors, the eligible employee’s responsibility level, performance, and potential cash compensation level. Designation of a Contingent Cash Bonus Award will not create any right of the Participant to the Cash Bonus Award, even if the Participant meets the Performance Goals.

5.02	Establishment of Performance Goals.

In selecting the Performance Goals for the vesting of an Award the Committee may choose from among any one or more of the following, in any case as measured in absolute terms or relative to the performance of any group of companies or index selected by the Committee:

(a)	earnings per share or earnings per share growth,

(b)	operating income or operating income growth,

(c)	operating margin or operating margin growth,

(d)	net income or net income growth,

(e)	revenue or revenue growth,

(f)	return on equity,

(g)	pre-tax return on investment,

(h)	total shareholder return,

(i)	cash flow,

(j)	earnings before interest, taxes, depreciation, and amortization,

(k)	one or more strategic goals for the Company; any segment of its business; and/or any company or group of companies or

(l)	any other criteria or event selected by the Committee.

If during a Plan Year there are significant changes in economic conditions that the Committee did not foresee when it established the Performance Goals for that Plan Year and that, in the Committee’s sole judgment, have or are expected to have a substantial effect on the performance of the Company during the Plan Year, the Committee may revise the Performance Goals in any manner that the Committee may deem appropriate.

5.03	Payment of Contingent Cash Bonus Awards.

Contingent Cash Bonus Awards as determined by the Committee shall be paid in cash on or before March 15 of the Plan Year following the Plan Year for which the Contingent Cash Bonus Awards were granted.

SECTION 6.   CASH BONUS AWARDS

6.01	Additional Cash Bonus Awards.

The Committee may also grant and pay Cash Bonus Awards at any other time during a Plan Year as the Committee, in its discretion, determines to be appropriate.

6.02	Payment of Cash Bonus Awards.

After the Company’s financial results for a Plan Year become available, the Committee may, but shall not be required to, grant Cash Bonus Awards to one or more Participants, including but not limited to a Participant as to whom Contingent Cash Bonus Awards have been designated pursuant to Section 5.01. Cash Bonus Awards as determined by the Committee shall be paid in cash on or before March 15 of the Plan Year following the Plan Year for which the Cash Bonus Award was granted.

SECTION 7.   PAYMENTS OF AWARDS

7.01	Awards Solely from General Assets.

The Awards under the Plan shall be paid solely from the general assets of the Company. Nothing herein shall be construed to require the Company or the Board to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other person shall have any right against, right to, or security or other interest in, any fund, account, or asset of the Company from which the payment pursuant to the Plan may be made.

7.02	Plan Expenses.

All reasonable expenses of administering the Plan shall be paid by the Company.

SECTION 8.   AMENDMENT AND TERMINATION

8.01	Amendment of Plan.

Except as otherwise provided in Section 8.02, the Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable.

8.02	Change in Control.

Notwithstanding Section 8.01, above, on or after the occurrence of a Change in Control, no direct or indirect alteration, amendment, suspension, termination or discontinuance of the Plan, no establishment or modification of rules, regulations or procedures under the Plan, no interpretation of the Plan or determination under the Plan, and no exercise of authority or discretion vested in the Committee under any provision of the Plan (collectively or individually, a “Change”) shall be made if the Change (i) is not required by applicable law or necessary to meet the requirements of Rule 16b-3 or section 409A of the Code and (ii) would have the effect of:

(a)	eliminating, reducing or otherwise adversely affecting a Participant’s, former Participant’s or beneficiary’s rights with respect to any Award granted prior to the Change in Control,

(b)
altering the meaning or operation of the definition of “Change in Control” in Section 2.01(e) (and of the definition of all the defined terms that appear in the definition of “Change in Control”), the provisions of this Section 8, or any rule, regulation, procedure, provision or determination made or adopted prior to the Change in Control pursuant to this Section 8 or any provision in any rule, regulation, procedure, provision or determination made or adopted pursuant to the Plan that becomes effective upon the occurrence of a Change in Control (collectively, the “Change in Control Provisions”), or

(c)
undermining or frustrating the intent of the Change in Control Provisions to secure for Participants, former Participants and beneficiaries the maximum rights and benefits that can be provided under the Plan.

Upon and after the occurrence of a Change in Control, (i) all rights of all Participants, former Participants and beneficiaries under the Plan (including without limitation any rules, regulations or procedures promulgated under the Plan) shall be contractual rights enforceable against Chesapeake and any successor to all or substantially all of Chesapeake’s business or assets and (ii) any Contingent Cash Bonus Award (1) shall be deemed to have been earned at the maximum annual target amount, regardless of whether the specified performance criteria have been satisfied and (2) shall be payable immediately following the Change in Control. The Change in Control Provisions may be altered, amended or suspended at any time before the date on which a Change in Control occurs; provided that any alteration, amendment or suspension of the Change in Control Provisions that is made before the date on which a Change in Control occurs, and at the request of a person who effectuates the Change in Control, shall be treated as though it occurred after the Change in Control and shall be subject to the restrictions and limitations imposed by the preceding provisions of the immediately preceding paragraph.

8.03	Other Plans.

Nothing herein shall preclude the Committee from authorizing or approving other plans or forms of incentive compensation. The Committee shall have the right to determine the extent to which any Participant shall participate in this Plan in addition to any other plan or plans of the Company in which he shall participate.

SECTION 9.   MISCELLANEOUS

9.01	No Right To Employment.

The receipt of an Award under the Plan shall not give any employee any right to continued employment by the Company, and the right to dismiss any employee is specifically reserved to the Company. The receipt of an Award shall not give an employee the right to receive any subsequent Award.

9.02	Designation of Beneficiary.

Each Participant may designate a Beneficiary to receive the Participant’s awards in the event of the Participant’s death. The designation shall be in writing, shall be made in the form and manner prescribed by the Committee, and shall be effective only if filed with the Committee prior to the Participant’s death. A Participant may, at any time prior to his death, and without the consent of his Beneficiary, change his designation of Beneficiary by filing a written notice of such change with the Committee in the form and manner prescribed by the Committee. In the absence of a designated Beneficiary, or if the designated Beneficiary and any designated contingent Beneficiary predecease the Participant, the Beneficiary shall be the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate.

9.03	Recipient of Payment.

(a)	Except as otherwise provided in paragraph (b), below, any Award under the Plan shall be paid to the Participant, or to the Beneficiary of a deceased Participant.

(b)
If the Committee determines that a Participant or Beneficiary is not competent, the Committee may pay any amount otherwise due to the Participant or Beneficiary to the court-appointed legal guardian of the Participant or Beneficiary, to an individual who has become the legal guardian of the Participant or Beneficiary by operation of state law, or to another individual whom the Committee determines to be entitled to receive the payment on behalf of the Participant or Beneficiary.

(c)
If a payment is made under the Plan to a third party pursuant to paragraph (b), above, the Plan, the Committee, and the Company shall be relieved, to the fullest extent permitted by law, of any obligation to make a duplicate payment to or on behalf of the Participant or Beneficiary.

9.04	Taxes.

The Committee may make any appropriate arrangements to deduct from amounts otherwise payable to a Participant any taxes that the Committee believes to be required to be withheld by any government or governmental agency in respect of an Award. The Participant and/or his Beneficiary shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

9.05	Headings.

Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

9.06	Severability.

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein. In addition, if any provision of the Plan inadvertently causes an Award granted under the Plan to be “nonqualified deferred compensation” within the meaning of section 409A of the Code, then such Award shall be construed and enforced as if the provision had never been inserted therein.

9.07	Governing Law.

The Plan shall be construed, administered, and regulated in accordance with the laws of the State of Delaware (excluding the choice of law provisions thereof) and any applicable requirements of federal law.